                                                                    EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
La Quinta Inns, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-26470, No. 2-97266, No. 2-67606, No. 33-55102, No. 33-58866 and No.
333-00309) of La Quinta Inns, Inc. of our report dated January 22, 1996 relating to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1995 and 1994, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 109 in 1993.

                                   KPMG PEAT MARWICK LLP

San Antonio, Texas
February 21, 1996